Exhibit 99.1

For Immediate Release

Contact: Kim Shugart
Kim.Shugart@WickedThink.com
719-510-3881

Southern Concepts Restaurant Group Inc. Restructuring their Restaurants and Corporate Staff in Push for Higher Profits

Colorado Springs, CO. (August 30, 2016) – Southern Concepts Restaurant Group, owner of three Southern Hospitality Restaurants, and Carve Barbecue, is receiving a behind-the-scenes business makeover. The changes are aimed at increasing efficiency and functionality while maintaining their identity as a smoked, fried, southern-cooking restaurant with local brews, fine spirits, and an energetic atmosphere. To start the makeover, the restaurant group has restructured, cutting over $400,000 from their annual expenses.

After evaluating the restaurants' current practices, Jim Fenlason, the recently appointed chairman and CEO of Southern Concepts Restaurant Group Inc., created an action plan to better optimize the restaurants' function. When describing his goals for the restaurant group, Fenlason said: "I want to bring more stability, cash flow, and profitability to our restaurants without compromising the great customer service and high quality food that we've come to be known for." He added that the changes allow for the company to allocate more resources to marketing and concept development.

The changes will eliminate duplication of efforts and streamline the organization by flattening the management structure of the company. "I want to be closer to the restaurants and the only way to do that is to be able to work directly with our general managers," said Fenlason.

As a recipient of the Five Star Diamond Award from The American Academy of Hospitality Sciences, Southern Hospitality has a high level of commitment to providing guests with great customer service, delicious food, and a vibrant atmosphere. The award is provided to five- or six-star establishments and is noted on as "the most prestigious award of true excellence in hospitality, gastronomy, attitude, quality, cleanliness, and above all, service," according to The Academy.

 "Receiving the award highlighted the many areas of the restaurant group that are already achieving greatness, and the new changes will add to that level of excellence," Fenlason said.

About Southern Concepts Restaurant Group
Headquartered in Colorado Springs, Southern Concepts Restaurant Group owns and manages three full-service Southern Hospitality restaurants in the Colorado market, and has recently introduced Carve, a new fast casual barbecue concept. The full-service Southern Hospitality concept was co-created by Eytan Sugarman, Justin Timberlake, and Trace Eyala in New York City's Hell's Kitchen neighborhood. To learn more, visit www.southernconcepts.com.

Important Cautions Regarding Forward-Looking Statements
The information in this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding the company's business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. Actual events or results may differ materially. The company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Company Contact
James J. Fenlason, CEO/CFO
Tel 719-265-5821